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EXHIBIT 21.1

Subsidiaries of Digital Domain Media Group, Inc.

Subsidiaries	State of Incorporation or Organization
Digital Domain Stereo Group, Inc.	Florida
DD Land Holdings, LLC	Florida
DD Land Holdings II, LLC	Florida
Digital Domain	Delaware
Digital Domain Institute, Inc.	Florida
Digital Domain International, Inc.	Florida
Tradition Studios, Inc.	Florida
Digital Domain Tactical, Inc.	Florida
Digital Domain Media Group (Middle East) FZ, LLC	Formed in the Country of the United Arab Emirates
Tembo Productions, Inc.	Florida

Subsidiaries of Digital Domain

Subsidiaries	State of Incorporation or Organization
Digital Domain Productions, Inc.	Delaware

Subsidiaries of Digital Domain Productions, Inc.

Subsidiaries	State or other Jurisdiction of Incorporation or Organization
D2 Software, Inc.	Delaware
Digital Domain Productions (Vancouver), Ltd.	British Columbia, Canada
Digital Domain Productions (Sydney) Pty Ltd	New South Wales, Australia
Mothership Media, Inc.	California

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  EXHIBIT 21.1
Subsidiaries of Digital Domain Media Group, Inc.
Subsidiaries of Digital Domain
Subsidiaries of Digital Domain Productions, Inc.